Athena Silver Corporation Announces First Assay Results From Drill Program on Langtry Silver Project

Drill Hole ATH-13 Intersects a 135-Foot Interval Averaging 3.57 Ounces Per Ton of Silver

BOULDER, Colo., March 29, 2011 (GLOBE NEWSWIRE) -- Athena Silver Corporation (OTCBB:  AHNR – News) today announced assay results for the angle hole exploration component of its recently completed drilling program in San Bernardino County, California. Athena drilled a total of 13 holes in January and February 2011 at the Langtry Silver Project; three angle holes were intended to further explore and define silver deposits near the historic workings on the Langtry claims.

"We are extremely pleased with our results to date," said John Power, President & CEO of Athena. "All three exploration angle holes around the old workings encountered significant intervals of silver mineralization. These angle holes were the highest risk holes drilled in our program because we were not attempting to replicate a previously drilled hole. These results will provide valuable data for further delineation of the Langtry silver resource."

Highlights

•

Drill hole ATH-12 intersected an 85-foot interval averaging 2.85 ounces per ton of silver.

•

Drill hole ATH-13 intersected a 135-foot interval averaging 3.57 ounces per ton of silver.

•

Drill Hole ATH-14 intersected a 115-foot interval averaging 2.19 ounces per ton of silver.

(Note: ATH-13 and -14 were drilled from the same drill site. ATH-13 was drilled at a 50-degree angle and ATH-14 was drilled at a 60-degree angle from this location. ATH-12 was drilled from a different location at a 60-degree angle.)

"We received the last assays for the remainder of our drill program last Friday, March 25, 2011," Power said. "We will be announcing comprehensive results of our ten vertical "twin" holes as soon as our analysis has been completed."

Athena's early 2011 drilling program consisted of 13 drill holes; 10 vertical holes were drilled to depths of between 350' to 575' for a total of 4,325' to test the results of a much larger historic drilling program conducted by Superior Oil Company; and three angle holes were drilled to a depth of between 500' and 600' for a total of 1,700' were more exploratory in nature as they targeted veins near 19th century historic workings on the property.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s. Average hole depth was 400 feet and the deepest hole was 575 feet. The estimated historical resources on the Langtry claims are a 22 million ton ore body, with silver grading at an average of 2.37 ounces per ton for a total of 52.14 million ounces. Superior estimated a potential 65% recovery rate on the silver ore. Superior was an NYSE listed independent

American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. --NYSE "XOM") in 1984 for $5.7 Billion. Athena has not independently verified these historical estimates and cannot attest to their accuracy.

Athena Silver Corporation entered into a 20-year mining lease with option to purchase the Langtry Claims on March 15, 2010. The Langtry property consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Our Lease/purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the Company's filings available on the SEC's website at www.sec.gov.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

CONTACT: John Power 707-884-3766